Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2021 Results; Introduces Fiscal 2022 Guidance
•Record quarterly orders of $2.2 billion, up over 40% year over year
•Fourth quarter reported sales up 15.1% year over year; organic sales up 12.6% year over year
•Fourth quarter diluted EPS $0.67; Adjusted EPS $2.33
•Full year reported sales up 10.5% year over year; organic sales up 6.7% year over year
•Organic ARR grew 18%; total ARR now over 8% of revenue
•Full year fiscal 2021 diluted EPS $11.58; Adjusted EPS $9.43
•Full year fiscal 2021 Cash Flow from Operations of $1.3 billion; Free Cash Flow conversion of 103%
•Introduces fiscal 2022 guidance:
◦Reported sales growth of 16% - 19% ($8.2 billion at mid-point); organic sales growth of 14% - 17%
◦Diluted EPS $9.91 - $10.51; Adjusted EPS $10.50 - $11.10
MILWAUKEE (November 2, 2021) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2021 fourth quarter and full year results and introduced fiscal 2022 guidance.
“We made great strides in the quarter on a number of fronts, despite the continuing effects of COVID and supply chain shortages. Record orders were broad based across all industries and businesses, and continued strategic investments including the Plex acquisition position us very well for the future,” said Blake Moret, Chairman and CEO.

Fiscal 2021 Q4 Financial Results
Fiscal 2021 fourth quarter sales were $1,807.8 million, up 15.1% compared to $1,570.0 million in the fourth quarter of fiscal 2020. Organic sales increased 12.6%, currency translation increased sales by 1.5%, and acquisitions increased sales by 1.0%.
Fiscal 2021 fourth quarter net income attributable to Rockwell Automation was $78.5 million or $0.67 per share, compared to $262.7 million or $2.25 per share in the fourth quarter of fiscal 2020. The decreases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the fourth quarter of fiscal 2021 and fiscal 2020 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2021 fourth quarter Adjusted EPS was $2.33, up 20.7% compared to $1.93 in the fourth quarter of fiscal 2020, primarily due to higher sales and a lower tax rate.
Pre-tax margin was 0.2% in the fourth quarter of fiscal 2021, compared to 19.1% in the same period last year. The decrease in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 17.9% in the fourth quarter compared to 20.2% a year ago. The decrease in segment operating margin was primarily due to higher planned spend, the reinstatement of incentive compensation, and the reversal of temporary pay actions, partially offset by higher sales. Total segment operating earnings were $323.2 million in the fourth quarter of fiscal 2021, flat compared to $317.9 million in the same period of fiscal 2020.
Cash flow provided by operating activities in the fourth quarter of fiscal 2021 was $204.1 million, compared to $325.8 million in the fourth quarter of fiscal 2020. Free cash flow was $160.4 million compared to $303.8 million in the fourth quarter of fiscal 2020, primarily due to higher working capital.
Fiscal 2021 Full Year Financial Results
Sales were $6,997.4 million in fiscal 2021, up 10.5% from $6,329.8 million in fiscal 2020. Organic sales increased 6.7%, currency translation increased sales by 2.3%, and acquisitions increased sales by 1.5%.

Fiscal 2021 net income attributable to Rockwell Automation was $1,358.1 million or $11.58 per share, compared to $1,023.4 million or $8.77 per share in fiscal 2020. The increases in net income attributable to Rockwell Automation and EPS were primarily due to higher sales and the PTC adjustments. Fiscal 2021 Adjusted EPS was $9.43, up 19.8% compared to $7.87 in fiscal 2020. The increase in Adjusted EPS was primarily due to higher sales, partially offset by the reinstatement of incentive compensation and the reversal of temporary pay actions.
Pre-tax margin was 21.8% in fiscal 2021, compared to 17.9% last year. The increase in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 19.9% compared to 19.9% a year ago. Total segment operating earnings were $1,391.3 million in fiscal 2021, up 10.6% from $1,257.9 million in fiscal 2020, primarily due to higher sales.
Cash flow provided by operating activities in fiscal year 2021 was $1,261.0 million, compared to $1,120.5 million in fiscal 2020. Free cash flow was $1,140.7 million compared to $1,006.6 million last year.

Outlook
The table below provides guidance for sales growth and earnings per share for fiscal 2022. Our guidance reflects strong demand as well as record backlog entering into fiscal year 2022. Supply chain challenges remain dynamic, and our projections assume gradual improvement over the course of the year.

Sales Growth Guidance		EPS Guidance
Reported sales growth	16% - 19%	Diluted EPS	$9.91 - $10.51
Organic sales growth	14% - 17%	Adjusted EPS	$10.50 - $11.10
Inorganic sales growth[1]	~ 2%
Currency translation	~ 0%
1Estimate for incremental sales resulting from businesses acquired in fiscal year 2021.

“2022 will be a breakout year for Rockwell, with sales expected to exceed $8B as component supply improves. Major new product introductions and recent acquisitions will fuel continued orders growth globally across all industry segments. I'm excited to see our great people bring our strategy to life,” Moret continued.

Following is a discussion of fourth quarter and full year results for our business segments.
Intelligent Devices
Intelligent Devices fiscal 2021 fourth quarter sales were $857.1 million, an increase of 16.7% compared to $734.5 million in the same period last year. Organic sales increased 15.2% and currency translation increased sales by 1.5%. Segment operating earnings were $166.3 million in the fourth quarter of fiscal 2021 compared to $134.9 million in the same period last year. Segment operating margin increased to 19.4% in the fourth quarter of fiscal 2021 from 18.4% a year ago.
Intelligent Devices fiscal 2021 sales were $3,311.9 million, an increase of 12.0% from $2,956.0 million last year. Organic sales increased 9.7% and currency translation increased sales by 2.3%. Segment operating earnings were $702.1 million in fiscal 2021 compared to $587.8 million in fiscal 2020. Segment operating margin increased to 21.2% in fiscal 2021 from 19.9% a year ago, primarily due to higher sales.
Software & Control
Software & Control fiscal 2021 fourth quarter sales were $494.1 million, an increase of 18.8% compared to $415.9 million in the same period last year. Organic sales increased 13.6%, currency translation increased sales by 1.5%, and inorganic investments increased sales by 3.7%. Segment operating earnings were $119.8 million in the fourth quarter of fiscal 2021 compared to $114.5 million in the same period last year. Segment operating margin decreased to 24.2% in the fourth quarter of fiscal 2021 from 27.5% a year ago, primarily related to higher planned investment spend, partially offset by higher sales.
Software & Control fiscal 2021 sales were $1,947.0 million, an increase of 15.8% from $1,681.3 million last year. Organic sales increased 10.0%, currency translation increased sales by 2.5%, and inorganic investments increased sales by 3.3%. Segment operating earnings were $531.0 million in fiscal 2021 compared to $473.8 million in fiscal 2020. Segment operating margin decreased to 27.3% in fiscal 2021 from 28.2% a year ago, primarily due to higher planned investment spend and the reinstatement of incentive compensation, partially offset by higher sales.

Lifecycle Services
Lifecycle Services fiscal 2021 fourth quarter sales were $456.6 million, an increase of 8.8% compared to $419.6 million in the same period last year. Organic sales increased 7.0%, currency translation increased sales by 1.7%, and inorganic investments increased sales by 0.1%. Segment operating earnings were $37.1 million in the fourth quarter of fiscal 2021 compared to $68.5 million in the same period last year. Segment operating margin decreased to 8.1% in the fourth quarter of fiscal 2021 from 16.3% a year ago, primarily related to the reversal of temporary pay reductions, the reinstatement of incentive compensation, and unfavorable project mix, partially offset by higher sales.
Lifecycle Services fiscal 2021 sales were $1,738.5 million, an increase of 2.7% from $1,692.5 million last year. Organic sales decreased 1.8%, currency translation increased sales by 2.2%, and inorganic investments increased sales by 2.3%. Segment operating earnings were $158.2 million in fiscal 2021 compared to $196.3 million in fiscal 2020. Segment operating margin decreased to 9.1% in fiscal 2021 from 11.6% a year ago, primarily due to the reinstatement of incentive compensation.

Supplemental Information
Corporate & Other - Fiscal 2021 fourth quarter corporate and other expense was $33.0 million compared to $22.0 million in the fourth quarter of 2020. Corporate and other expense was $120.6 million for the full fiscal year 2021 compared to $98.9 million in fiscal 2020. The increase is driven by deal costs associated with the acquisition of Plex Systems.
Purchase Accounting Depreciation and Amortization - Fiscal 2021 fourth quarter purchase accounting depreciation and amortization expense was $17.4 million, up $6.1 million from the fourth quarter of fiscal 2020. Full year fiscal 2021 purchase accounting depreciation and amortization expense was $55.1 million, up $13.7 million from fiscal 2020.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2021 was (1,634.9)% compared to 12.0% in the fourth quarter of 2020. The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2021 was (3.1)% compared to 15.2% in the fourth quarter of 2020. These decreases were related to the cumulative impact of several one-time discrete items recognized in the current quarter. The effective tax rate for the full fiscal year 2021 was 11.9% compared to 9.9% in fiscal 2020. The Adjusted Effective Tax Rate for the full fiscal year 2021 was 11.6% compared to 12.4% in fiscal 2020.
Share Repurchases - The Company repurchased 0.2 million shares of its common stock at a cost of $61.2 million during the fourth quarter of fiscal 2021. For the full fiscal year 2021, the Company repurchased 1.1 million shares of its common stock at a cost of $301.4 million. At September 30, 2021, $552.3 million remained available under our existing share repurchase authorizations.
ROIC - Return on invested capital was 30.7%.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Organic ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on management's best estimate about the underlying contract. Organic ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency translation and acquisitions, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Organic ARR on a constant currency basis. When we acquire businesses, we exclude the effect of ARR in current period for which there was no comparable ARR in the prior period. Organic ARR growth is also used as a financial measure of performance for our annual incentive compensation. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Tuesday, November 2, 2021. The call will be an audio webcast and accessible on the Rockwell Automation website (https://ir.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (888) 330-2022 in the U.S. and Canada; (646) 960-0690 for other countries. Use the following passcode: 5499533. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 2, 2021.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters (including those as a result of climate change), acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;
•the availability and price of components and materials;
•macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;
•our ability to attract, develop, and retain qualified personnel;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls, and climate change;
•the availability, effectiveness and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•the successful execution of our cost productivity initiatives;
•competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;
•risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation and its subsidiaries employ approximately 24,500 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Sales
Intelligent Devices (a)	$857.1	$734.5	$3,311.9	$2,956.0
Software & Control (b)	494.1	415.9	1,947.0	1,681.3
Lifecycle Services (c)	456.6	419.6	1,738.5	1,692.5
Total sales (d)	$1,807.8	$1,570.0	$6,997.4	$6,329.8
Segment operating earnings
Intelligent Devices (e)	$166.3	$134.9	$702.1	$587.8
Software & Control (f)	119.8	114.5	531.0	473.8
Lifecycle Services (g)	37.1	68.5	158.2	196.3
Total segment operating earnings[1] (h)	323.2	317.9	1,391.3	1,257.9
Purchase accounting depreciation and amortization	(17.4)	(11.3)	(55.1)	(41.4)
General corporate — net	(33.0)	(22.0)	(120.6)	(98.9)
Non-operating pension and postretirement benefit cost	(15.5)	(11.5)	(63.8)	(37.4)
(Loss) gain on investments	(227.2)	52.2	397.4	153.9
Legal settlement	—	—	70.0	—
Interest (expense) income, net	(25.8)	(25.7)	(93.0)	(98.0)
Income before income taxes (i)	4.3	299.6	1,526.2	1,136.1
Income tax benefit (provision)	70.3	(35.9)	(181.9)	(112.9)
Net income	74.6	263.7	1,344.3	1,023.2
Net (loss) income attributable to noncontrolling interests	(3.9)	1.0	(13.8)	(0.2)
Net income attributable to Rockwell Automation, Inc.	$78.5	$262.7	$1,358.1	$1,023.4

Diluted EPS	$0.67	$2.25	$11.58	$8.77

Adjusted EPS[2]	$2.33	$1.93	$9.43	$7.87

Average diluted shares for diluted EPS	117.2	116.9	117.1	116.6

Segment operating margin
Intelligent Devices (e/a)	19.4%	18.4%	21.2%	19.9%
Software & Control (f/b)	24.2%	27.5%	27.3%	28.2%
Lifecycle Services (g/c)	8.1%	16.3%	9.1%	11.6%
Total segment operating margin[1] (h/d)	17.9%	20.2%	19.9%	19.9%
Pre-tax margin (i/d)	0.2%	19.1%	21.8%	17.9%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit cost, gains and losses on investments, legal settlement, interest (expense) income - net, and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit (cost) credit, purchase accounting depreciation and amortization, net income (loss) attributable to noncontrolling interests, and gains and losses on investments, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Sales (a)	$1,807.8	$1,570.0	$6,997.4	$6,329.8
Cost of sales	(1,088.4)	(930.7)	(4,099.7)	(3,734.6)
Gross profit (b)	719.4	639.3	2,897.7	2,595.2
Selling, general and administrative expenses (c)	(447.2)	(354.4)	(1,680.0)	(1,479.8)
Change in fair value of investments [1]	(227.2)	52.2	397.4	153.9
Other (expense) income	(14.4)	(11.3)	5.7	(29.7)
Interest expense	(26.3)	(26.2)	(94.6)	(103.5)
Income before income taxes	4.3	299.6	1,526.2	1,136.1
Income tax benefit (provision) [2]	70.3	(35.9)	(181.9)	(112.9)
Net income	$74.6	$263.7	$1,344.3	$1,023.2
Net (loss) income attributable to noncontrolling interests	(3.9)	1.0	(13.8)	(0.2)
Net income attributable to Rockwell Automation, Inc.	$78.5	$262.7	$1,358.1	$1,023.4

Gross profit as percent of sales (b/a)	39.8%	40.7%	41.4%	41.0%
SG&A as percent of sales (c/a)	24.7%	22.6%	24.0%	23.4%

1 Primarily relates to the change in value of our investment in PTC.
2 Income tax provision includes the tax effects on the change in value of our investment in PTC.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$662.2	$704.6
Receivables	1,424.5	1,249.1
Inventories	798.1	584.0
Property, net	581.9	574.4
Operating lease right-of-use assets	377.7	342.9
Goodwill and intangibles	4,647.7	2,129.6
Long-term investments	1,363.5	953.5
Other assets	846.0	726.6
Total	$10,701.6	$7,264.7
Liabilities and Shareowners’ Equity
Short-term debt	$509.7	$24.6
Accounts payable	889.8	687.8
Long-term debt	3,464.6	1,974.7
Operating lease liabilities	313.6	274.7
Other liabilities	2,829.8	2,956.1
Shareowners’ equity attributable to Rockwell Automation, Inc.	2,389.6	1,027.8
Noncontrolling interests	304.5	319.0
Total	$10,701.6	$7,264.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2021	2020
Operating activities:
Net Income	$1,344.3	$1,023.2
Depreciation and amortization	189.8	172.7
Change in fair value of investments[1]	(397.4)	(153.9)
Retirement benefits expense	155.1	129.5
Pension contributions	(35.8)	(84.1)
Settlement of interest rate derivatives	(28.0)	22.0
Receivables/inventories/payables	(156.1)	16.4
Contract liabilities	104.4	43.3
Compensation and benefits	174.6	(44.6)
Income taxes	(126.9)	(77.5)
Other	37.0	73.5
Cash provided by operating activities	1,261.0	1,120.5
Investing activities:
Capital expenditures	(120.3)	(113.9)
Acquisition of businesses, net of cash acquired	(2,488.5)	(550.9)
Purchases of investments	(13.6)	(10.7)
Proceeds from maturities and sales of investments	0.6	43.9
Proceeds from sale of property	0.4	14.9
Other investing activities	(5.2)	(1.3)
Cash used for investing activities	(2,626.6)	(618.0)
Financing activities:
Net issuance of short-term debt	275.9	—
Issuance of debt, net of discount and issuance costs	1,697.0	423.6
Repayment of debt	(2.5)	(700.7)
Cash dividends	(497.1)	(472.8)
Purchases of treasury stock	(299.7)	(264.2)
Proceeds from the exercise of stock options	154.6	214.4
Other financing activities	(30.4)	0.8
Cash provided by (used for) financing activities	1,297.8	(798.9)
Effect of exchange rate changes on cash	16.8	8.4
Decrease in cash, cash equivalents, and restricted cash[2]	$(51.0)	$(288.0)

1Primarily relates to the change in value of our investment in PTC.

2Cash and cash equivalents and restricted cash at September 30, 2021, and September 30, 2020, includes $17.2 million and $25.8 million, respectively, of restricted cash recorded in Other assets in the Condensed balance sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2021, compared to sales for the three and twelve months ended September 30, 2020:

	Three Months Ended September 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
North America	$1,068.1	$(15.5)	$(5.4)	$1,047.2	$905.2
EMEA	352.9	(0.4)	(3.7)	348.8	325.2
Asia Pacific	268.6	—	(9.9)	258.7	231.4
Latin America	118.2	—	(5.1)	113.1	108.2
Total	$1,807.8	$(15.9)	$(24.1)	$1,767.8	$1,570.0

	Twelve Months Ended September 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
North America	$4,132.8	$(48.1)	$(24.6)	$4,060.1	$3,760.2
EMEA	1,405.7	(44.9)	(76.9)	1,283.9	1,249.3
Asia Pacific	1,012.2	(0.6)	(53.1)	958.5	868.7
Latin America	446.7	(0.3)	4.7	451.1	451.6
Total	$6,997.4	$(93.9)	$(149.9)	$6,753.6	$6,329.8

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2021, compared to sales for the three and twelve months ended September 30, 2020:

	Three Months Ended September 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
Intelligent Devices	$857.1	$—	$(11.0)	$846.1	$734.5
Software & Control	494.1	(15.5)	(6.0)	472.6	415.9
Lifecycle Services	456.6	(0.4)	(7.1)	449.1	419.6
Total	$1,807.8	$(15.9)	$(24.1)	$1,767.8	$1,570.0

	Twelve Months Ended September 30,
	2021				2020
	Sales	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Sales
Intelligent Devices	$3,311.9	$—	$(70.5)	$3,241.4	$2,956.0
Software & Control	1,947.0	(54.8)	(42.1)	1,850.1	1,681.3
Lifecycle Services	1,738.5	(39.1)	(37.3)	1,662.1	1,692.5
Total	$6,997.4	$(93.9)	$(149.9)	$6,753.6	$6,329.8

The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2021, compared to sales for the three and twelve months ended September 30, 2020:

	Three Months Ended September 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	18.0%	1.7%	0.6%	15.7%
EMEA	8.5%	0.1%	1.1%	7.3%
Asia Pacific	16.1%	—%	4.3%	11.8%
Latin America	9.2%	—%	4.7%	4.5%
Total	15.1%	1.0%	1.5%	12.6%

	Twelve Months Ended September 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	9.9%	1.3%	0.6%	8.0%
EMEA	12.5%	3.6%	6.1%	2.8%
Asia Pacific	16.5%	0.1%	6.1%	10.3%
Latin America	(1.1)%	0.1%	(1.1)%	(0.1)%
Total	10.5%	1.5%	2.3%	6.7%

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2021, compared to sales for the three and twelve months ended September 30, 2020:

	Three Months Ended September 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	16.7%	—%	1.5%	15.2%
Software & Control	18.8%	3.7%	1.5%	13.6%
Lifecycle Services	8.8%	0.1%	1.7%	7.0%
Total	15.1%	1.0%	1.5%	12.6%

	Twelve Months Ended September 30, 2021
	Reported Sales Growth	Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	12.0%	—%	2.3%	9.7%
Software & Control	15.8%	3.3%	2.5%	10.0%
Lifecycle Services	2.7%	2.3%	2.2%	(1.8)%
Total	10.5%	1.5%	2.3%	6.7%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), purchase accounting depreciation and amortization expense attributable to Rockwell Automation, net income (loss) attributable to noncontrolling interests, and gains and losses on investments, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost for the three and twelve months ended September 30, 2021 and 2020 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Service cost	$21.8	$23.1	$91.3	$92.1
Operating pension and postretirement benefit cost	21.8	23.1	91.3	92.1

Interest cost	31.6	34.5	126.8	138.0
Expected return on plan assets	(59.3)	(61.5)	(241.3)	(244.8)
Amortization of prior service credit	(0.9)	(1.1)	(4.0)	(4.5)
Amortization of net actuarial loss	31.1	37.3	142.5	148.7
Settlements	13.0	2.3	39.8	—
Non-operating pension and postretirement benefit cost	15.5	11.5	63.8	37.4

Net periodic pension and postretirement benefit cost	$37.3	$34.6	$155.1	$129.5

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net income attributable to Rockwell Automation	$78.5	$262.7	$1,358.1	$1,023.4
Non-operating pension and postretirement benefit cost	15.5	11.5	63.8	37.4
Tax effect of non-operating pension and postretirement benefit cost	(3.8)	(2.9)	(16.0)	(10.1)
Change in fair value of investments[1]	227.2	(52.2)	(397.4)	(153.9)
Tax effect of change in fair value of investments[1]	(54.8)	—	64.7	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	14.4	8.3	43.2	29.4
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(3.5)	(2.0)	(10.5)	(7.0)
Adjusted Income	$273.5	$225.4	$1,105.9	$919.2

Diluted EPS	$0.67	$2.25	$11.58	$8.77
Non-operating pension and postretirement benefit cost	0.13	0.09	0.55	0.32
Tax effect of non-operating pension and postretirement benefit cost	(0.03)	(0.02)	(0.14)	(0.09)
Change in fair value of investments[1]	1.94	(0.45)	(3.39)	(1.32)
Tax effect of change in fair value of investments[1]	(0.47)	—	0.55	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.12	0.08	0.37	0.25
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.03)	(0.02)	(0.09)	(0.06)
Adjusted EPS	$2.33	$1.93	$9.43	$7.87

Effective tax rate	(1,634.9)%	12.0%	11.9%	9.9%
Non-operating pension and postretirement benefit cost	1,299.0%	0.5%	0.5%	0.6%
Tax effect of change in fair value of investments[1]	331.2%	2.5%	(1.2)%	1.5%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	1.6%	0.2%	0.4%	0.4%
Adjusted Effective Tax Rate	(3.1)%	15.2%	11.6%	12.4%
1Primarily relates to the change in value of our investment in PTC.

Fiscal 2022 Guidance

	Fiscal 2021 Results	Fiscal 2022 Guidance

Diluted EPS	$11.58	$9.91 - $10.51
Purchase accounting depreciation and amortization expense attributable to Rockwell Automation	$0.37	0.87
Tax effect of purchase accounting depreciation and amortization expense attributable to Rockwell Automation	(0.09)	(0.21)
Non-operating pension and postretirement benefit cost (credit)	0.55	(0.08)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.14)	0.01
Change in fair value of investments[1]	(3.39)	—
Tax effect of change in fair value of investments[1]	0.55	—
Adjusted EPS[2]	$9.43	$10.50 - $11.10

Effective tax rate	11.9%	~ 16.5%
Tax effect of purchase accounting depreciation and amortization expense attributable to Rockwell Automation	0.4%	~ 0.5%
Tax effect of non-operating pension and postretirement benefit cost	0.5%	~ —%
Tax effect of change in fair value of investments[1]	(1.2)%	~ —%
Adjusted Effective Tax Rate	11.6%	~ 17.0%

1The year ended September 30, 2021 included a gain on investment of $397.4 million primarily due to the change in value of our investment in PTC. Fiscal 2022 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
2Fiscal 2022 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sep. 30, 2020[1]	Dec. 31, 2020[2]	Mar. 31, 2021	Jun. 30, 2021	Sep. 30, 2021[3]
Cash provided by continuing operating activities	$231.1	$217.4	$346.2	$325.8	$346.5	$248.9	$461.5	$204.1
Capital expenditures	(37.0)	(19.6)	(35.3)	(22.0)	(27.1)	(25.0)	(24.5)	(43.7)
Free cash flow	$194.1	$197.8	$310.9	$303.8	$319.4	$223.9	$437.0	$160.4

1Includes a discretionary pre-tax contribution of $50 million to the Company's U.S. pension trust.

2Includes a $70 million pre-tax legal settlement.

3Includes a payment of $28 million pre-tax to settle hedges executed in connection with our issuance of $1.5 billion of long-term notes in the fourth quarter of fiscal 2021.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for fiscal years 2020 and 2021:

	Year Ended
	Sep. 30, 2020	Sep. 30, 2021
Free cash flow (a)	$1,006.6	$1,140.7
Adjusted Income (b)	919.2	1,105.9
Free cash flow conversion (a) / (b)	110%	103%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2021	2020
(a) Return
Net Income	$1,344.3	$1,023.2
Interest expense	94.6	103.5
Income tax provision	181.9	112.9
Purchase accounting depreciation and amortization	55.1	41.4
Return	1,675.9	1,281.0
(b) Average invested capital
Short-term debt	147.0	230.8
Long-term debt	2,275.0	1,965.7
Shareowners’ equity	2,124.3	962.9
Accumulated amortization of goodwill and intangibles	988.5	920.0
Cash and cash equivalents	(730.6)	(840.2)
Short-term and long-term investments	(0.6)	(9.3)
Average invested capital	4,803.6	3,229.9
(c) Effective tax rate
Income tax provision	181.9	112.9
Income before income taxes	$1,526.2	$1,136.1
Effective tax rate	11.9%	9.9%
(a) / (b) * (1-c) Return On Invested Capital	30.7%	35.7%